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Exhibit 99.1

MEDIA CONTACT Melanie Bell, 816.480.2560 Mbell@amctheatres.com

FOR IMMEDIATE RELEASE

AMC ENTERTAINMENT INC. ANNOUNCES RETIREMENT OF
PHILIP M. SINGLETON

        Kansas City, Mo.    (March 20, 2007)—AMC Entertainment Inc. ("AMC" or the "Company") announced today that Philip M. Singleton, a 32-year veteran of the Company, will retire as executive vice president of Marquee Holdings Inc., the Company's parent, as executive vice president of the Company and as president, chief operating officer and a director of the Company's subsidiary, American Multi-Cinema, Inc.

        "Phil has been an integral part of the history and growth of AMC," said Peter C. Brown, chairman, chief executive officer and president, AMC Entertainment Inc. "He has helped lead AMC through many industry and Company transforming events, such as the transition to the megaplex theatre, and several key mergers and acquisitions that reshaped the Company, including General Cinema and Loews. His unparalleled commitment to excellence has helped AMC become the pre-eminent Company and retail brand that it is today, and I am grateful to Phil for his extraordinary leadership over the years."

        Mr. Singleton, 60, began his career with AMC as a manager trainee in 1974. During his tenure, he has served in numerous positions, including general manager, district manager and vice president of southeast operations in Clearwater, Florida. In 1991, he became senior vice president and chief operating officer and relocated to the Company's Kansas City, Missouri headquarters. He assumed the role of executive vice president in 1994, prior to becoming president of American Multi-Cinema, Inc., the Company's largest operating subsidiary, in 1997. Mr. Singleton joined AMC after an eight-year career with the U.S. Marine Corps where he achieved the rank of captain.

        "I have been privileged to be a part of AMC for more than three decades, and I am extremely proud of the world-class Company it has become as well as the millions of guests that now visit AMC theatres around the world on an annual basis," said Singleton. "I've had a very exciting and rewarding career at AMC, and am now looking forward to turning my attention toward some personal dreams and spending more time with my family."

        Mr. Singleton's retirement is effective March 20, 2007. John McDonald, a 32-year veteran of the Company and executive vice president, will continue to oversee the Company's U.S. and Canada operations, and Mark McDonald, a 29-year veteran of the Company and executive vice president, will continue to oversee the Company's operations in Asia, Europe and South America. Both will report to chairman, chief executive officer and president, Peter C. Brown.

About AMC Entertainment Inc.

        AMC Entertainment Inc. is a worldwide leader in the theatrical exhibition industry. With a history of industry leadership and innovation dating back to the early 1900s, the Company today serves more than 240 million guests annually through interests in 382 theatres and 5,340 screens in 10 countries including the United States. The Company is headquartered in Kansas City, Missouri. Additional information is available online at www.amctheatres.com.

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  Exhibit 99.1